Exhibit 10.23

AMENDED AND RESTATED LEASE AGREEMENT

Amended and Restated Lease Agreement (this “Lease”) dated as of January 1, 2020, between PACTIV LLC, a Delaware limited liability company (“Landlord”), and REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A. Landlord is the owner of the building located in Conway Park at Lake Forest Office Park and commonly known as 1900 West Field Court, Lake Forest, Illinois (the “Building”) and the land on which the Building is located (the “Land”) and all appurtenances belonging to or appertaining to the Land. The Building and the Land together are sometimes referred to herein collectively as the “Property.”

B. Tenant has been leasing office space and purchasing other office-related services from Landlord pursuant to an Amended and Restated Facility Use Agreement effective as of January 1, 2012 (the “Original Agreement”).

C. This Lease amends, restates, supersedes and replaces the Original Agreement.

WITNESSETH

NOW THEREFORE, Landlord and Tenant agree as follows:

1. Recitals. The foregoing recitals are acknowledged to be accurate and are incorporated herein by reference.

2. Premises Demised.

a. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for the Term (as hereinafter defined) and upon the terms and conditions set forth in this Lease, approximately 70,400 rentable square feet of space located on the first, third and fourth floors of the Building (the “Premises”). The Premises are depicted on “Exhibit A” attached hereto and made a part hereof.

b. Tenant shall have, as appurtenant to the Premises, the non-exclusive right, to use in common others (i) the common roadways, sidewalks, Building entrances, lobbies, corridors, passenger elevators, and service elevators for purposes of access to the Building and the Premises from the public road now known as “Field Court”, (ii) the parking facility adjacent to the Building for the purpose of parking of motor vehicles by Tenant and Tenant’s employees and invitees on a first-come, non-reserved basis (except as agreed by Landlord and Tenant), (iii) the common area restrooms located on the lower level of the Building, and (iv) any other common area amenities designated from time to time by Landlord for the use and enjoyment of the tenants and other occupants of the Building (e.g., cafeteria space (if any), patio dining area, exercise facilities, training rooms, benches, lawns and jogging paths, to the extent any of the foregoing are available and designated by Landlord as common areas); and no other appurtenant rights or easements. Tenant’s rights hereunder shall be subject to Landlord’s Rules and Regulations governing the use of the Property from time to time made by Landlord, as the same may be changed from time to time in accordance with the terms of Section 21 below.

c. Landlord reserves the right, from time to time: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or Property or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or any other portion of the Property; (ii) to make any repairs and replacements to the Premises which Landlord may deem necessary; (iii) in connection with any excavation made upon the Property or adjacent land owned by other parties, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the walls and other portions of the Building from injury or damage and to support the same; (iv) to change, increase, reduce, restrict, limit or eliminate, from time to time: (A) the number, composition, dimensions or location of any parking areas (as long as same is in compliance with Legal Requirements), (B) the signs, service areas, cafeteria areas, patios, exercise facilities, training rooms, walkways; roadways, or other common area, or (C) the services and programs offered, if any, in the wellness and fitness facility of the Building; (v) to change the Building name and/or the Building address (provided that Landlord will provide Tenant at least 12 months prior notice before changing the Building address); or (vi) to make alterations or additions to the Building or any other portion of the Property, in its sole discretion, provided, however, that Tenant’s access to and use and enjoyment of the Premises shall not be materially and adversely impacted by any of the foregoing and provided further that Landlord shall not materially change or limit Tenant’s access to the cafeteria, wellness and fitness facility or training rooms on the lower level without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to impose reasonable restrictions on Tenant’s access to certain common areas of the Building for health and safety reasons (such as delivery areas, kitchen, mechanical rooms, telephone rooms and electrical closets), and other portions of the Building used and occupied principally by Landlord or other tenants. For the avoidance of doubt, Tenant shall not be permitted to have access to or the right to use any common areas, conference rooms, training rooms or video conference rooms on the second floor of the Building. Tenant shall be permitted to use those conference rooms, training rooms or video conference rooms on the lower level and first and fourth floors of the Building to the extent that such areas are designated by Landlord as common area amenities, such areas are available through the online Building reservation system, and Tenant reserves such spaces through such system.

d. Either party shall have the right, exercisable from time to time during the Term, to remeasure the rentable area of the Premises and/or the Building. Any such measurement shall be calculated based upon the ANSI/BOMA Z65.1 – 1996 method of measurement for useable space in office buildings (or, if such method is superseded or no longer generally used for the measurement of office space, the newer or most comparable measurement method shall be used). In the event such remeasurement results in a difference between in the rentable area of the Premises and/or the Building as so remeasured and the rentable area of the Premises and/or the Building as set forth in this Lease, the party taking such measurements shall notify the other party and this Lease shall be amended to reflect the actual rentable area as so remeasured, and all charges or rights under this Lease that are based upon square footage shall be adjusted accordingly, and the parties shall enter into an amendment memorializing any such adjustment. In the event of a disagreement regarding the remeasurement, the matter shall be determined by a licensed architect mutually agreed by Landlord and Tenant.

3. Condition.

a. AS-IS Condition. Tenant acknowledges that Landlord has not made any representations or warranties with respect to the Property, the Building or the Premises or as to any of the Transferred FF&E (as defined below) except to the extent expressly set forth herein. Tenant accepts the Premises and any such Transferred FF&E in its existing “AS IS”, “WHERE IS” condition and “WITH ALL FAULTS” as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations, and subject further to any easements, covenants and/or restrictions of record and any Superior Interests (as defined below), and Tenant accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant further acknowledges that neither Landlord nor Landlord’s agent or agents has made any representation or warranty as to present or future suitability of the Premises or any other portion of the Property for the conduct of Tenant’s business.

b. Transferred FF&E. Subject to Section 31(b), Landlord and Tenant acknowledge and agree that, to the extent Landlord holds any right, title or interest in and to any of the furniture, movable trade fixtures, and/or equipment which are located at or within the Premises as of the Commencement Date (the “Transferred FF&E”), Landlord hereby transfers, conveys and releases to Tenant all such Existing FF&E, free and clear of all liens, charges, claims and encumbrances but otherwise without any express or implied warranties and specifically excluding any warranties of fitness for a particular purpose.

4. Term.

a. Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on January 1, 2020 (the “Commencement Date”) and shall end on December 31, 2029, unless sooner terminated as provided herein.

b. Renewal Term. Provided that (i) Tenant is not in default (beyond applicable notice and cure periods) under this Lease at the time of the exercise of such option or as of the commencement of the applicable Renewal Term (as defined below), (ii) Tenant occupies the entire Premises, and (iii) Tenant has not assigned or transferred this Lease (except as may be permitted pursuant to Section 12(b) of this Lease), Tenant shall have two options (each a “Renewal Option”) to renew this Lease, each for one additional term of five years (each a “Renewal Term”). Each such Renewal Option shall be exercisable by Tenant’s delivery to Landlord of an irrevocable written notice of intention to exercise the Renewal Option (“Renewal Exercise Notice”). A Renewal Exercise Notice shall be given not more than 15 months nor less than 12 months prior to the end of the Initial Term or the first Renewal Term, as applicable. In the event this Lease is at any time (whether now or hereafter) subject to an over-lease or master lease (“Over-Lease”), Tenant’s right to exercise a Renewal Option shall be contingent and conditioned upon (x) the existing term of the Over-Lease expiring on a date which is on or after the expiration of the applicable Renewal Term then being exercised pursuant to such Renewal Option, or (y) the availability to Landlord of, and Landlord’s exercise of, a renewal or extension option under the Over-Lease that would extend the term of the Over-Lease to at least encompass the Renewal Term. Accordingly, within 90 days following the date on which Landlord receives a timely Renewal Exercise Notice, Landlord shall notify Tenant in writing as to whether the term of the Over-Lease (as the same may have been extended) expires on or after the expiration of the applicable Renewal Term or, in the alternative, whether no Over-Lease is then in effect. If Landlord’s notice confirms that the term of the Over-Lease (as the same may have been extended) expires on or after the expiration of the applicable Renewal Term or, in the alternative, that no Over-Lease is then in effect, such notice shall be deemed a “Renewal Acceptance Notice”. If Landlord’s notice indicates that this Lease is subject to an Over-Lease and the term of such Over-Lease has not been extended and will expire prior to the expiration of the applicable Renewal Term, such notice shall be deemed a “Renewal Rejection Notice”. If Landlord fails to deliver to Tenant either a timely Renewal Acceptance Notice or Renewal Rejection Notice within said 90-day time period, Landlord shall, for purposes hereof, be deemed to have delivered to Tenant a timely Renewal Rejection Notice. In the event that Landlord delivers (or is deemed to have delivered) a Renewal Rejection Notice hereunder, Tenant’s Renewal Option shall be null and void and of no force and effect. If Tenant fails to timely exercise its first Renewal Option or if such Renewal Option is deemed null and void as set forth above, Tenant’s second Renewal Option shall likewise be null and void and of no further force and effect. Notwithstanding anything to the contrary, Tenant’s delivery of a timely Renewal Exercise Notice shall not obligate Landlord to extend the term of any Over-Lease to encompass the applicable Renewal Term then being exercised by Tenant.

c. The Initial Term plus any Renewal Terms shall be referred to as the “Term.”

5. Rent.

a. Base Rent. Beginning on the Commencement Date and continuing throughout the balance of the Term, Tenant agrees to pay base rent (the “Base Rent”) during the Term in accordance with the terms hereof. Base Rent shall be:

i. $11.00 per rentable square foot of the Premises per annum for the period beginning on the Commencement Date through December 31, 2020.

ii. $12.00 per rentable square foot of the Premises per annum for the period January 1, 2021 through December 31, 2021.

iii. Commencing January 1, 2022, Base Rent shall be increased by 1.5% per annum on January 1 of each year, which increase shall be on a compounding basis.

Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term in lawful money of the United States of America. During the first and last months of the Term of this Lease, if the Term commences on a date other than the first day of the month or ends on a date other than the last day of a month, the Rent (as defined below) shall be prorated based upon the actual number of days in such month. At the request of either party, the non-requesting party shall execute and deliver an amendment to this Lease with a rent schedule outlining the amount of Base Rent payable during each year of the Term.

b. Additional Rent. In addition to Base Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and impositions which Tenant assumes and agrees to pay under this Lease, and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the payments required by clauses (i) and (ii) of this Section are referred to collectively as the “Additional Rent”), and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of Additional Rent as in the case of non-payment of Base Rent. When used herein, the term “Rent” shall refer to both Base Rent and Additional Rent.

c. Renewal Terms.

i. If (A) Tenant shall exercise a Renewal Option and (B) Landlord shall deliver a Renewal Acceptance Notice, the Base Rent per rentable square foot for the Premises for such Renewal Term shall be equal to the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during such Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of the Prevailing Market rate. Notwithstanding the foregoing or anything else to the contrary, the annual Base Rent due and payable at the commencement of each Renewal Term shall not be less than the annual Base Rent in effect immediately prior to such Renewal Term. Base Rent during any Renewal Term shall continue to be payable in monthly installments in accordance with the terms and conditions of this Lease. Notwithstanding the foregoing or anything else in this Lease to the contrary, in the event this Lease is subject to an Over-Lease, the Base Rent rate per leasable square foot of the Premises during each Renewal Term will under no circumstance be any less than the Base Rent rate per leasable square foot payable by Landlord under the Over-Lease during the same period.

ii. Tenant shall pay Additional Rent (including, without limitation, Tenant’s Share of Operating Expenses, as such terms are hereinafter defined) during the each applicable Renewal Term in accordance with this Lease. The manner and method in which Tenant pays Tenant’s Share of Operating Expenses and all other expenses or charges to be paid to maintain, repair and insure the Premises shall be some of the factors considered in determining the Prevailing Market rate for the applicable Renewal Term.

iii. For purposes hereof, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the North Suburban Chicago office building submarket. The determination of Prevailing Market for the applicable Renewal Term shall take into account the creditworthiness of the tenant and any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, free rent, tenant improvement allowances, construction costs, leasing commissions and other concessions for renewal leases, and the manner, if any, in which the tenant pays, or the landlord under any such lease is reimbursed, for operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than 5 years or more than 7 years, (ii) the space is encumbered by the option rights of another tenant or (iii) the space has an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

iv. Within 30 days after Landlord’s delivery of a Renewal Acceptance Notice, Landlord shall give Tenant notice of Landlord’s determination of the Prevailing Market rate for the applicable Renewal Term (“Landlord’s Determination Notice”). If Tenant disagrees with Landlord’s determination of the proposed Prevailing Market rate during the applicable Renewal Term, Tenant shall so notify Landlord within 10 Business Days after receipt of Landlord’s Determination Notice. If Tenant fails to timely respond to Landlord’s Determination Notice, Tenant shall be deemed to have rejected Landlord’s determination of the Prevailing Market rate. If Tenant rejects or is deemed to have rejected Landlord’s determination of the Prevailing Market rate, Landlord and Tenant shall use good faith commercially reasonable efforts to agree on the Prevailing Market rate for the applicable Renewal Term. If Landlord and Tenant do not so agree on the Prevailing Market rate within 30 days after the date of Landlord’s Determination Notice, Landlord and Tenant shall submit the determination of the Prevailing Market rate for the applicable Renewal Term to binding arbitration. In such event, within a period of 10 Business Days following the expiration of the aforesaid 30 day period, Landlord and Tenant shall each appoint a reputable commercial leasing broker as arbitrator, each of whom shall have at least 10 years’ active and current experience in the commercial real estate industry and the North Suburban Chicago office leasing market with working knowledge of current rental rates and leasing practices related to office buildings similar to the Building. Such an appointment shall be signified in writing by each party to the other. If either party shall fail to appoint an arbitrator within a period of 10 Business Days after written notice from the other party to make such appointment, the sole arbitrator appointed shall make the determination of the Prevailing Market rate for the applicable Renewal Term in the same manner provided below as though it were the third arbitrator. Each of Landlord and Tenant shall furnish each of the two arbitrators with a copy of their respective final determination of the Prevailing Market rate for the applicable Renewal Term. If both parties appoint an arbitrator, the arbitrators so appointed shall attempt, within a period of 10 Business Days to arrive at a determination of the Prevailing Market rate for the applicable Renewal Term, and failing such determination, the arbitrators so appointed shall, within 10 Business Days after their appointment, appoint a third arbitrator, who is a reputable commercial leasing broker and has at least 10 years’ active and current experience in the commercial real estate industry and in the North Suburban Chicago office leasing market with working knowledge of current rental rates and leasing practices related to office buildings similar to the Building. The third arbitrator shall proceed with all reasonable dispatch to determine whether Landlord’s final determination of the Prevailing Market rate for the applicable Renewal Term or Tenant’s final determination of the Prevailing Market rate for the applicable Renewal Term most closely reflects the Prevailing Market rate for the applicable Renewal Term. In no event shall the arbitrator have the right (i) to average the final determinations of the Prevailing Market rate for the applicable Renewal Term of Landlord and Tenant or (ii) to choose another rate. The decision of such third arbitrator shall in any event be rendered within 30 days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Legal Requirements and this Section, which shall govern to the extent of any conflict between this Section and the rules of the American Arbitration Association, and the decision of the third arbitrator shall be reviewable only to the extent provided by the rules of the American Arbitration Association and shall otherwise be binding, final and conclusive on the parties. Each party shall pay the fees of the arbitrator it chose and the fees of its counsel and the losing party shall pay for the fees of the third arbitrator and the reasonable and necessary expenses incident to the proceedings; provided however, if a party fails to appoint an arbitrator, the fees of the sole arbitrator shall be split between the two parties equally.

d. Operating Expenses.

i. Payment of Operating Expenses. During the Term, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share (as defined below) of any and all Operating Expenses (as defined below) paid or incurred by Landlord in any calendar year (such amount being referred to herein as “Tenant’s CAM Payment”). Tenant’s CAM Payment for each calendar year shall be reasonably estimated from time to time by Landlord and communicated by written notice to Tenant. Tenant agrees to pay such estimated amount in equal monthly installments on the first day of each calendar month. If Landlord reasonably determines that Landlord’s estimate of Tenant’s CAM Payment for any particular calendar year was too low, then Landlord shall have the right to give a new statement of the estimated Tenant’s CAM Payment due from Tenant for such calendar year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such calendar year, and Tenant shall thereafter pay monthly estimated payments based on such new statement. Notwithstanding anything to the contrary, Tenant’s CAM Payment shall not exceed (a) $11.00 per rentable square foot of the Premises per annum for the period beginning on the Commencement Date through December 31, 2020, and (b) $12.00 per rentable square foot of the Premises per annum for the period from January 1, 2021 through December 31, 2021.

ii. Definitions. As used herein, the following terms shall have the meanings set forth below:

(1) “Operating Expenses” shall mean all costs and expenses incurred by Landlord for the administration, cleaning, maintenance, operation, repair and replacement of the Property, including, without limitation, all costs, expenditures, fees and charges for: (A) operation, maintenance, repair, and replacement of the Property or any portion thereof (including maintenance, repair and replacement of glass, the roof covering or membrane, and landscaping), provided that the cost of any capital expenditures shall be amortized over the useful life of the such improvement, which may extend beyond the Term; (B) utilities and services furnished generally to all tenants of the Building (including telecommunications facilities and equipment, recycling programs and trash removal from the common spaces of the Building), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the operation, management, maintenance and repair of the Property; (D) property, liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits and inspections for the Building (but excluding those for any tenant improvements); (F) complying with any Legal Requirements pertaining to the Property; (G) a property management fee for the services of an independent third party property manager or, if such property management is provided directly by Landlord or its employees, a property management fee no greater than that which a commercially reasonable independent third party property manager would charge in the region (not to exceed 2.5% of gross rental charges); (H) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Expenses; (I) contesting the validity or applicability of any Legal Requirements that may affect the Property (provided any such contest is made in good faith); (J) the Building’s or Property’s share of any shared or common area maintenance fees and expenses; (K) Taxes; and (L) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices consistently applied would be considered an expense of managing, operating, maintaining and repairing the Property. Operating Costs for any calendar year during which average occupancy of the Building is less than 100% shall be calculated based upon the Operating Costs that would have been incurred if the Building had an average occupancy of 100% during the entire calendar year.

(2) “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above.

(3) “Tenant’s Share” shall be calculated on the basis of a fraction the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Building (which, as of the date hereof is 200,548 rsf). Accordingly, as of the Effective Date, Tenant’s Share is equal to 35.10%.

iii. Operating Expense Adjustments. Within 120 days after the expiration of each calendar year, or as soon thereafter as is practicable, Landlord shall submit a statement to Tenant showing the actual Operating Expenses for such calendar year and Tenant’s CAM Payment with respect to such Operating Expenses. If for any calendar year, Tenant’s estimated monthly payments exceed Tenant’s CAM Payment for such calendar year, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payments of Tenant’s CAM Payment. In the event this Lease has expired, any such overpayment shall be paid directly to the Tenant within 30 days of the issuance of such statement. If for any calendar year Tenant’s estimated monthly payments are less than Tenant’s CAM Payment for such calendar year, then Tenant shall pay the total amount of such deficiency to Landlord within 30 days after receipt of the statement from Landlord. Landlord’s and Tenant’s obligations with respect to any overpayment or underpayment of Tenant’s CAM Payment shall survive the expiration or termination of this Lease.

iv. Audit Right. Landlord shall maintain reasonably complete records of all costs and expenses which comprise the Operating Expenses payable hereunder by Tenant to Landlord. Tenant shall have the right, through itself or its representatives, at Tenant’s sole cost and expense, to examine, copy and audit such records at all reasonable times at Landlord’s office during Business Hours. Landlord’s calculation of Tenant’s CAM Payment as set forth on any of Landlord’s annual statements shall be conclusive and binding upon Tenant unless, within 90 days after the date Landlord delivers said statement, Tenant shall notify Landlord that it disputes the correctness of any charge set forth on the statement. Tenant shall have a period of 60 days to complete any audit it desires to undertake. Such audit, however, shall not be undertaken by any person or entity whose compensation is determined on a contingency basis. If the result of the audit conducted by Tenant or its representative determines that Landlord has overcharged Tenant, Landlord shall promptly refund to Tenant any overpayment, and if the audit determines that Landlord has undercharged Tenant, Tenant shall, within 30 days thereafter, pay to Landlord any amount owed with respect thereto. If the result of the audit conducted by Tenant or its representative determines that Landlord has overcharged Tenant by more than 10%, Landlord shall reimburse Tenant for the costs of the audit.

e. Payment of Rent. All Rent shall be payable at the office of Landlord at 1900 West Field Court, Lake Forest, Illinois 60045, or to such other person or at such other address as directed by written notice from Landlord to Tenant. All Rent shall be due and payable without notice, demand, abatement, offset, or right of recoupment, unless otherwise specifically provided for in this Lease, and Tenant’s covenant to pay Rent is an independent covenant under this Lease. In no due date is specified in this Lease for any Additional Rent required to be paid hereunder, such Additional Rent shall be paid as billed within 30 days after notice, request or demand by Landlord for payment of the applicable amount due. For administrative convenience of Landlord and Tenant, Landlord may invoice Tenant for Rent using a monthly rent invoice, provided, however, that the failure of Landlord to render a rent invoice to Tenant shall not relieve Tenant of its obligation to pay Rent when the same is due and payable under this Lease.

f. Late Payments. If Tenant fails to pay when due any Base Rent or Additional Rent which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at the Interest Rate. In addition, Tenant recognizes that late payment of any Base Rent or Additional Rent will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if Base Rent or Additional Rent is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to 5% of the unpaid Base Rent or Additional Rent. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 5(e) in no way relieve Tenant of the obligation to pay Base Rent or other payments on or before the date on which they are due, nor do the terms of this Section 5(e) in any way affect Landlord’s remedies pursuant to Section 23 of this Lease in the event said Base Rent or other payment is unpaid after date due.

6. Utilities; Services.

a. Utilities. Landlord shall make a reasonable determination of Tenant’s share of the cost of all light, power, natural gas, sewer service, water, telephone, refuse disposal and other utilities and related services supplied to the Premises, and Tenant shall pay such share to Landlord together with Tenant’s payments of Additional Rent hereunder. In the event Tenant has any utility separately metered, Tenant shall pay, directly to the appropriate supplier, the cost of such utility supplied to the Premises as and when the same shall be due and payable.

b. Services. At Landlord’s option, the costs of any amenities or services provided by Landlord to tenants or other occupants of the Building (including, without limitation, with respect to any fitness facility, cafeteria, conference center, or copy center) shall be included in the Operating Expenses and Tenant’s shall reimburse Landlord for Tenant’s Proportionate Share of thereof in accordance with Section 5(c) above. In the alternative, Landlord shall have the option to charge Tenant separately for any such services based on standard Building rates as reasonably determined by Landlord, and, in such event, Tenant shall reimburse Landlord for its usage thereof within 30 days after Landlord’s delivery of its invoice thereof.

c. Subject to Section 18 below, Landlord shall not be liable to Tenant, and Tenant’s obligations under this Lease shall not be abated, in the event of any interruption or inadequacy of any utility or service supplied to the Premises.

7. Use. Tenant shall have the right to use and occupy the Premises for general office use and any other uses incidental thereto so long as such incidental uses (a) comply with applicable Legal Requirements (as defined in Section 10 below), (b) are consistent with the nature of and the character of the Building, and (c) are consistent with the uses of the Building by Landlord. Tenant shall not have the right to use the roof or any portion thereof for any purpose whatsoever, including the installation or use of any microwave dishes or other communications radio antenna or other transmission or reception equipment without Landlord’s prior written consent.

8. Compliance with Legal Requirements. Tenant shall comply with all applicable Legal Requirements insofar as they pertain to Tenant’s use of the Premises, including, without limitation, cases where Legal Requirements mandate repairs, alterations, changes or additions to the Premises caused by Tenant’s use of the Premises during the Term. In the event Tenant’s obligation to comply with Legal Requirements requires any “Alterations” (as defined in Section 11), then such Alterations shall be made in accordance with the provisions of Section 11 of this Lease. “Legal Requirements” shall mean the requirements of (a) all applicable laws, statutes, ordinances, codes, rules, orders and regulations of all federal, state, county, and municipal governments, and any and all of their departments, commissions, bureaus and agencies, including without limitation all “Environmental Laws” (as defined in Section 9 hereof) and all accessibility laws, statutes, codes, rules, orders and regulations, including, without limitation, the Americans with Disabilities Act, as amended, (b) all rules, regulations and restrictions from time to time established by the Conway Park at Lake Forest Owners’ Association, (c) any covenants, conditions and restrictions affecting the Property, including, without limitation, those contained in the Declaration recorded as Document No. 2552398, as amended by First Amendment to Annexation Agreement, recorded August 9, 1996 as Document No. 3860724, and as further amended by the First Amendment to Declaration of Easements and Protective Covenants, Conditions and Restrictions for Conway Park at Lake Forest, recorded September 24, 1997 as Document No. 4024067, and (d) all rules, orders and regulations of the Board of Fire Underwriters or equivalent association for the prevention of fires.

9. Environmental Compliance.

a. Tenant accepts, assumes and agrees to pay, perform or otherwise discharge all liabilities and obligations arising under any Environmental Laws (“Assumed Environmental Liabilities”) with respect to conditions, events, occurrences, practices, releases of Hazardous Substances or other acts or omissions after the commencement of the Original Agreement (the “Original Commencement Date”) and through the Term hereunder relating to the use of the Premises and operations conducted by Tenant and its employees, guests, invitees, contractors, vendors, agents and representatives at the Premises.

b. Tenant agrees to comply with all applicable Environmental Laws with respect to conditions, events, occurrences, practices, releases of Hazardous Substances or other acts or omissions as they pertain to the manner in which Tenant uses the Premises during the Term hereunder. As used herein, “Hazardous Substance(s)” means any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”). In the event Tenant’s obligation to comply with Environmental Laws requires any Alterations, then such Alterations shall be made in accordance with the provisions of Section 11 of this Lease. Upon the expiration or earlier termination of the Lease, Tenant shall provide proof reasonably satisfactory to Landlord of compliance with all Environmental Laws.

c. Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, subtenants, licensees or invitees (each, a “Tenant Entity”) to, at any time handle, use, manufacture, generate, store, transport, treat, release or dispose of in or about the Premises or the Property any Hazardous Substances; provided, however, that Tenant’s use in the Building of cleaning supplies, copying fluids, other office and maintenance supplies and other substances normally and customarily used by tenants of office space shall not be deemed a violation of this Section 9(c) if such use is in compliance with all Legal Requirements.

d. Landlord’s and Tenant’s obligations under this Section 9 shall survive the expiration or earlier termination of this Lease.

10. Repairs and Maintenance.

a. Landlord shall, subject to the terms of Section 13 and Section 18 hereof and subject to reimbursement from Tenant’s CAM Payment (as applicable), perform diligently, promptly and in a good and workmanlike manner all maintenance, repairs and replacements to: (i) the structural components of the Building, including without limitation the roof, roofing system, exterior walls, bearing walls, support beams, foundations, columns, exterior doors and windows, and lateral support to the Building; (ii) the roof, roofing system, curtain walls and windows, if required to assure watertightness; (iii) any base building systems (including, without limitation, plumbing, fire sprinklers, heating, ventilation and air conditioning systems; electrical and mechanical lines up to the point of connection to the Premises; (iv) the elevators serving the Building; and (v) any other common areas of the Property and Building. Subject to Tenant’s obligations under this Lease (including, without limitation, pursuant to Section 8 above), Landlord shall maintain the Property in compliance with all Legal Requirements. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.

b. Tenant at Tenant’s expense but under the direction of Landlord, shall repair and maintain the Premises and the fixtures and appurtenances therein in a first class condition, and keep the Premises in a clean, safe and orderly condition, except to the extent such maintenance is the responsibility of the Landlord pursuant to Section 10(a) above.

c. Notwithstanding the foregoing, Landlord, at Tenant’s sole cost and expense, shall have the right to make all repairs caused by the negligence or misconduct of Tenant, its agents, independent contractors, representatives, or employers, and Tenant shall promptly reimburse Landlord for the reasonable costs and expenses for such repairs.

11. Alterations; Liens.

a. Tenant shall not redecorate, remodel or make any alterations, improvements or installations including placement of any signs (collectively, “Alterations”) in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Landlord’s consent may be withheld in Landlord’s sole and absolute discretion with respect to any proposed Alterations affecting: (i) the structural components of the Building (including, without limitation, the roof or roofing system, exterior walls, bearing walls, support beams, foundations, columns, exterior doors and windows, and/or lateral support to the Building); (ii) curtain walls and windows; (iii) the base building plumbing supply system and fire/life safety systems; (vi) the base building heating, ventilation and air conditioning systems; (vii) the base building electrical and mechanical lines, equipment and systems, including, without limitation, elevators; (viii) the parking facility, (ix) the common areas of the Property and Building, including, without limitation, their lighting systems, walkways, shrubbery, lawn and landscaping; and (x) the exterior glass. In addition, Landlord shall have the right to withhold consent, in Landlord’s sole and absolute discretion, with respect to any proposed Alterations to the interior of the Premises which would be visible from the exterior of the Premises.

b. Any Alterations consented to by Landlord shall be at the sole cost and expense of Tenant. Landlord shall have the right to approve Tenant’s contractors, not to be unreasonably withheld). On Tenant’s request, Landlord will advise Tenant whether Landlord will require the removal of any improvements that are part of the Alterations at the end of the Term as provided in Section 31(a) hereof.

c. In the event that Landlord shall elect to permit Tenant to arrange and contract for the Alterations, then Tenant shall, before permitting commencement of the Alterations, furnish to Landlord for Landlord’s review and approval all necessary plans and specifications in reasonable detail, names and addresses of proposed contractors, copies of contracts, and necessary permits, and shall furnish indemnification in form and amount reasonably satisfactory to Landlord, against any and all claims, costs, damages, liabilities and expenses which may arise in connection with the Alterations, and certificates of insurance in form and amount reasonably satisfactory to Landlord from all contractors performing labor or providing materials, insuring Landlord against any and all liabilities which may arise out of or be connected in any way with the Alterations. Tenant shall pay all actual costs and expenses relative to the Alterations and Landlord shall supply supporting documentation for such costs and expenses upon request. Tenant shall permit Landlord to monitor the construction operations in connection with the Alterations and to restrict, as may reasonably be required, the passage of manpower and materials and the conducting of construction activity in order to avoid unreasonable disruption to Landlord or to other tenants of the Building or damage to the Property or the Premises. Tenant shall pay to Landlord, for Landlord’s overhead in connection with monitoring the Alterations, a sum equal to the amount that would be charged by a third party project manager for such work in an amount equal to not less than 2.5% and not more than 10% of Tenant’s costs for the Alterations. Promptly following completion of the Alterations, Tenant shall furnish to Landlord contractors’ affidavits, full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection with the Alterations. Whether or not Tenant shall furnish Landlord with all the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord from any and all claims, losses, costs, damages, expenses, or liabilities of any kind and description which may arise out of or be connected in any way with any Alterations. Any Alterations performed by Tenant shall comply with all Landlord’s insurance requirements and with all applicable Legal Requirements. Landlord’s approval of plans and specifications or supervision of construction operations, if any, shall not imply Landlord’s acknowledgment, opinion or belief that the Alterations complies with any such applicable Legal Requirements, nor relieve Tenant from any responsibility hereinabove imposed. Following the completion of the Alterations, Tenant shall also provide Landlord with “as-built” drawings showing in detail the full extent and nature of the Alterations.

d. In the event that Landlord shall elect to directly arrange and contract for the Alterations on behalf of Tenant, Landlord shall assume full responsibility for the preparation of plans and specifications for the Alterations for the Tenant’s approval, the contracting for all labor and materials required by the Alterations, compliance of the Alterations with all applicable Legal Requirements, and monitoring of the Alterations. Prior to contracting for any Alterations on behalf of Tenant, Landlord shall prepare for Tenant’s approval a budget of the anticipated cost of the Alterations, and Landlord shall not contract for any Alterations until Tenant has approved the proposed budget. Tenant shall pay to Landlord the costs of the Alterations including, without limitation, the cost of preparing the plans and specifications, the cost of permits, fees, labor and materials required to complete the Alterations, and the cost, if any, to repair and/or redecorate the Premises as may be necessitated by the Alterations (collectively, “Costs”). Landlord’s charge to Tenant for Landlord’s overhead in connection with Landlord’s performance of the Alterations shall a sum equal to the amount that would be charged by a third party project manager for such work in an amount equal to not less than 2.5% and not more than 10% of the total substantiated Costs. The Costs payable by Tenant to Landlord and Landlord’s charge therefor shall be deemed to be Additional Rent and shall be paid by Tenant as the Alterations are performed, upon being billed by Landlord.

e. Tenant, promptly following receipt of notice thereof, shall remove or bond over any lien or claim of lien filed against the Property or any part thereof for materials or labor performed by any contractors, subcontractors, workmen, or suppliers engaged directly or indirectly by Tenant and Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all claims, losses, costs, damages, expenses, or liabilities including, but not limited to, reasonable attorneys’ fees, arising from claims or liens, or Tenant’s failure to promptly remove any such claims or liens.

12. Assignment and Subleasing.

a. Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease, nor sublet all or any part of the Premises or permit the same to be occupied or used by anyone other than Tenant or its employees without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant desires to assign this Lease or let or sublet the whole or any part of the Premises, Tenant shall make a request in writing to Landlord of its intention to do so to Landlord, together with: (i) a copy of the proposed agreement of assignment or sublease wherein the proposed assignee assumes all of the obligations of Tenant hereunder and containing the name and address of the proposed assignee; (ii) the names and addresses of the principals of the proposed assignee or subtenant; and (iii) financial statements and bank and other financial and business references of the proposed assignee or subtenant reasonably sufficient to enable Landlord to ascertain the financial responsibility of the proposed assignee or subtenant. Landlord shall respond to Tenant within 10 Business Days of receipt of Tenant’s request. If Landlord consents to Tenant’s request to sublease or assign this Lease, Landlord shall be provided with a copy of the fully executed sublease or assignment and shall receive 50% of the amount, if any, which all rent or other consideration received by Tenant from such assignee or subtenant (prorated on a square-foot basis for less than the entire Premises) exceeds the rent then due to Landlord pursuant to this Lease, less the amount of real estate brokerage commissions and other costs and expenses reasonably related to the assignment or sublease (all prorated over the term of the assignment or sublease) paid to unrelated third parties, including construction and advertising expenses, but not including the proceeds from the sale or rental of any Tenant furniture, fixtures, equipment and other personal property, provided that same are sold or rented at the then bona fide market value thereof. Any assignment or subletting approved by Landlord shall not relieve Tenant from all of its obligations and responsibilities under this Lease for the entire Premises. If Landlord objects to Tenant’s request to sublease the Leased Premises or assign this Lease, Landlord shall specify the reasons for such objection. If Landlord fails to respond to Tenant within such 10 Business Day period, Landlord’s consent to such sublease or assignment request shall be deemed withheld. Upon any request to assign or sublet, Tenant will pay to Landlord the sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or sublease of any of the Premises, regardless of whether Landlord’s consent shall ultimately granted or withheld therefor. The consent by Landlord to any particular assignment, subletting or other transfer hereunder shall not in any way be considered a consent by Landlord to any other or further assignment, subletting, or other transfer.

b. Without limitation, each of the following shall be deemed to be an assignment of this Lease requiring Landlord’s consent: (i) the transfer of a majority of the issued and outstanding capital stock of any corporate Tenant or the transfer of a majority of the membership interest of any Tenant which is a limited liability company or a transfer of the total proprietary interest of any partnership Tenant, however the same may be accomplished, whether directly or indirectly, and whether in a single transaction or in a series of related or unrelated transactions, or (ii) an increase in the number of issued and/or outstanding shares of the capital stock of any corporate Tenant and/or the creation of one or more additional classes of capital stock of any corporate Tenant, however accomplished and whether in a single transaction or a series of related or unrelated transactions, with the result that at least 51% of the beneficial interest and record ownership in and to such Tenant shall no longer be held by the beneficial and record owners of the capital stock of such corporate Tenant as of the date hereof, or the date on which such corporation shall become Tenant hereunder (whichever is later). Notwithstanding the foregoing or anything to the contrary contained herein, the sale or transfer of a majority interest in Tenant or any controlling person of Tenant shall be deemed to be a permitted transfer of this Lease (“Permitted Transfer”), if such sale or transfer: (i) is to any affiliate of (meaning, an entity controlling, controlled by or under common control with) Tenant; (ii) results in Tenant’s ultimate controlling person as of the Commencement Date no longer being the controlling person of Tenant; (iii) if Tenant’s shares are registered under the Securities Exchange Act of 1934 and traded on any nationally-recognized stock exchange or “over the counter” market; (iv) is made between and amongst the existing stockholders, partners or members of Tenant and their respective family members; or (v) results from the death of a stockholder, partner or member of Tenant; or (vi) is made by devise, bequest, gift, inheritance, intestacy or estate planning purposes of a stockholder, partner or member of Tenant; or (vii) involves the sale of shares in connection with “going public” or an initial public offering. Landlord’s consent shall not be required for any such Permitted Transfer of this Lease, provided that Tenant shall give written notice of any such Permitted Transfer (together with reasonable details describing the nature of the Permitted Transfer) promptly following the occurrence of such Permitted Transfer.

c. Notwithstanding any assignment or transfer of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, except as otherwise agreed by Landlord in writing, Tenant shall remain fully liable for the payment of Rent and for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed. Tenant’s liability shall be joint and several with any immediate and remote successors in interest of Tenant, and such joint and several liability in respect of Tenant’s obligations under this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

d. Upon the occurrence of an Event of Default, if the Premises or any part thereof is then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

e. Any purported sale, assignment, mortgage, subletting or other transfer of this Lease or any interest herein which does not comply with the provisions of this Section 12 shall be void.

13. Damage or Destruction.

a. If the Premises or the Building shall be destroyed or damaged by fire, other casualty, acts of God or the elements (a “Casualty”) so that it cannot, in Landlord’s good faith business judgment (which shall be made within 60 after the date of the Casualty), be restored or made suitable for Tenant’s business needs within 180 days after the date of the Casualty, then either party may terminate this Lease by written notice to the other party within 30 days after the date of the Casualty. Any such termination of this Lease shall be effective as of the date of the Casualty and the Rent shall abate from that date, and any Rent paid for any period beyond such date shall be refunded to Tenant.

b. If this Lease is not terminated as provided in Section 13(a), then Landlord shall, at its sole cost and expense, restore the Premises and/or the Building as soon as reasonably practicable (and in all events within the time periods set forth in Section 13(c) below) to the condition existing prior to the Casualty (to the extent practicable but, in any event, suitable for Tenant’s requirements), including without limitation any tenant improvements other than those improvements constructed by or for Tenant after the Commencement Date. During the restoration period, the Rent shall abate for the period during which the Premises are not suitable for Tenant’s business needs. If only a portion of the Premises is damaged, the Rent shall abate proportionately based upon the portion of the Premises that are not suitable for Tenant’s business needs and not used by Tenant.

c. If Landlord, subject to delays occasioned by the occurrence of events of force majeure, does not restore the Premises and/or the Building as required in Subparagraph (b) within 180 days of the date of the Casualty, Tenant may, as its discretion, terminate this Lease without incurring any liability to Landlord subsequent to the Casualty, provided (i) Tenant gives Landlord written notice of immediate termination within 30 days after the expiration of the applicable 180 day period, and (ii) Landlord does not complete the restoration prior to receiving such notice.

14. Eminent Domain.

a. If there is a taking of the Property or the Premises by right or threat of eminent domain (a “Taking”) then Landlord shall give written notice to Tenant of such Taking and, if such Taking results or would result in the remainder of the Premises being unable to be restored, in Landlord’s good faith business judgment, to a complete architectural unit within 180 days from the date of the Taking (“Substantial Taking”), then Landlord may terminate this Lease by giving written notice to Tenant, without incurring any additional liabilities. Any such termination of this Lease shall be effective as of the date of the Taking and the Rent shall abate from that date, and any Rent paid for any period beyond such date shall be refunded to Tenant.

b. If there shall be a Taking which does not constitute a Substantial Taking, this Lease shall not terminate but Landlord shall, at its sole cost and expense, with due diligence, work to restore the Premises to its condition before the Taking (to the extent practicable) but excluding any improvements made for Tenant after the Commencement Date of this Lease. During the restoration period, the Rent shall abate for the period during which the Premises are not suitable for Tenant’s business needs.

c. If only a portion of the Premises is taken and Tenant is given access to the Premises and can continue to conduct its business without material change and provided Tenant chooses not to exercise its right to terminate the Lease as set forth above, the Rent shall abate proportionately based upon the portion of the Premises that are not suitable for Tenant’s business needs and not used by Tenant.

d. Tenant shall not be entitled to any part of the payment or award for a Taking, provided that Tenant may file a claim, separate from Landlord’s claim, for any loss of Tenant’s property, moving expenses, or for damages for cessation or interruption of Tenant’s business, provided such claim is not for the value of the leasehold and does not reduce Landlord’s award therefor.

15. Insurance.

a. Landlord shall maintain, at its expense, during the Term, policies of insurance, with standard “special causes of loss” coverage for the Building. Such coverage shall equal 100 of the replacement cost of the Building and any parking facility, exclusive of excavation, footings and foundations, together with such additional insurance coverages as Landlord may elect in connection with the Property, and the costs of all such policies and any deductibles thereunder shall be included in Operating Expenses..

b. Tenant shall maintain, at its expense, during the Term, with insurance companies reasonably acceptable to Landlord, comprehensive general liability insurance for the Premises in a combined coverage for bodily injury and property damage in an amount not less than $3,000,000. Tenant shall name Landlord and any mortgagee of the Property of which Landlord has advised Tenant in writing, as additional insureds under such policy.

c. Tenant shall maintain, at its expense, during the Term, property insurance on all personal property located in the Premises from damage or other loss caused by fire or other casualty, including but not limited to, vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Landlord shall be named as a loss payee of such policy, as its interests may appear.

d. Tenant shall maintain such worker’s compensation insurance as is required by applicable law.

e. The policy or policies evidencing such insurance for subsections (a), (b), (c), and (d) shall provide that they may not be canceled or amended without 30 days’ prior written notice being given to the party for whose benefit such insurance has been obtained. Prior to the Commencement Date, each party shall submit to the other insurance certificates demonstrating the required policies are in effect.

f. Notwithstanding the foregoing, Landlord may self-insure provided that Landlord’s self-insurance program meets the requirements of any applicable laws pertaining to such self-insurance programs and meets any and all requirements and approvals of any insurance commission of the state in which the Property is located and where the subject matter of said self-insurance program is to be applicable.

16. Subrogation and Waiver. The parties release each other and their respective authorized representatives from any claims for injury to any person or damage to the Property that are caused by or result from risks required to be insured against under any insurance policies carried by either of the parties. Each party to the extent possible shall obtain, for each policy of insurance, provisions permitting waiver of any claim against the other party for loss or damage within the scope of the insurance and each party to the extent permitted, for itself and its insurer, waives all such insured claims against the other party. If such waiver or agreement shall not be obtainable, or shall cease to be obtainable without additional charge, the insured party shall so notify the other party promptly after notice thereof. If the other party shall agree in writing to pay the insurer’s additional charge therefor, such waiver or agreement shall (if obtainable) be included in the policy.

17. Indemnification.

a. Subject to Section 16 and except as specifically provided to the contrary elsewhere in this Lease, each party shall defend, indemnify and save harmless the other, its officers, directors, and employees against all claims, liabilities, losses, and damages (including reasonable attorneys’ fees) because of injury, including death, to any person, or damage or loss of any kind to any property to the extent caused by any negligence or willful misconduct of the other party or its agents, or any failure on the part of such party to perform all of its liabilities and obligations under this Lease.

b. Landlord’s and Tenant’s indemnification obligations under this Section 17 shall survive the expiration or earlier termination of this Lease.

18. Interruption of Services. Landlord shall not be liable to Tenant for any damages, nor shall Tenant be entitled to any abatement of Rent, due to any interruption or failure to furnish or delay in furnishing any utilities or services, or for any diminution in the quality or quantity thereof, when such delay, failure or diminution is occasioned, in whole or in part, by repairs, renewals or improvements, by any strike, lockout or other labor trouble, failure of any vendor, contractor or service provider to perform, by inability to secure fuel or supplies for the Building (provided that Landlord uses commercially reasonable efforts to overcome such circumstances), by any accident or casualty whatsoever, by the act, omission, or default of Tenant, or by any other cause or circumstance beyond Landlord’s reasonable control, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, if (a) the Premises are rendered untenantable as the result of any such interruption or failure to furnish utilities or services,

(b) such interruption or failure is caused by the negligence or willful misconduct of Landlord, and (c) such untenantability continues for a period of five consecutive Business Days (and provided that Tenant does not, in fact, use or occupy the Premises during the period of such untenantability), then, commencing with the sixth such day and continuing until such untenantability has been remedied, Base Rent shall be abated in proportion to the portion of the Premises so rendered untenantable. Notwithstanding anything to the contrary, if the Premises remain untenantable for more than 180 consecutive days (and provided that Tenant does not, in fact, use or occupy the Premises during the entire period of such untenantability) as a result of any such interruption or failure caused by the negligence or willful misconduct of Landlord, Tenant shall have the right to terminate this Lease by giving written notice to Landlord after the expiration of such 180 day period and before such untenantability has been remedied.

19. Subordination and Nondisturbance. Tenant’s interest in this Lease shall be subject and subordinate in all respects to any fee owner, ground or prime lease (including, without limitation, any Over-Lease or master lease agreement resulting from a sale by Landlord of its interest in the Property to a third party and a lease-back of the entire Property by Landlord from such third party) or the lien of any mortgage or deed of trust which may now or hereafter be placed on the Property. Upon Tenant’s request, Landlord shall request and use commercially reasonable efforts to obtain from any present or future mortgagee, trustee, fee owner, ground or prime lessor, or any person having an interest in the Premises superior to this Lease (a “Superior Interest”) a written subordination and nondisturbance agreement in recordable form, providing that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the mortgagee, beneficiary of the deed of trust, purchaser at a foreclosure sale, ground or prime lessor or fee owner, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, unless such joinder is required for jurisdictional purposes. Landlord shall not have any liability to Tenant if it is not able to obtain such subordination and nondisturbance agreement.

20. Landlord’s Right of Entry.

a. Landlord has the right to enter the Premises at any reasonable time upon (i) twenty-four (24) hours’ prior notice to Tenant (or without notice in case of emergency) for the purpose of performing maintenance, repairs, and replacements to the Premises as are permitted or required under this Lease, and (ii) without notice for entry for the purpose of performing routine services which Landlord is required to provide under this Lease.

b. Upon reasonable advance notice to Tenant, Landlord may show the Premises to prospective purchasers, mortgagees and, during the last 12 months of the Term, to prospective tenants.

c. In exercising its rights under this Section 20, Landlord shall use reasonable efforts to not materially interfere with or disrupt the normal operation of Tenant’s business. Tenant shall have the right, in its sole discretion, to designate a representative to accompany Landlord, or any third parties, while they are on the Premises.

21. Rules and Regulations. Tenant agrees to comply with all reasonable written rules and regulations which Landlord may establish for the protection and welfare of Tenant, the Building and all the other tenants and occupants of the Building, provided that all such rules and regulations (i) shall be applied uniformly to all occupants of the Building, (ii) do not discriminate against Tenant, and (iii) do not unreasonably interfere with Tenant’s use of the Premises. A copy of the current rules and regulations is attached as Exhibit “B” hereto and by this reference made a part hereof. Tenant shall be given a copy of any changes to the rules and regulations at least ten days before they become effective. In the event of a conflict between the rules and regulations, and the provisions of this Lease, the provisions of this Lease shall prevail.

22. Event of Default. The occurrence of any one or more of the following matters constitutes an “Event of Default” by Tenant under this Lease:

a. Any failure by Tenant to pay Rent when due, where such failure is not cured within five days after receipt of written notice from Landlord to Tenant;

b. Any failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure continues for five Business Days after receipt of written notice from Landlord to Tenant, except that if the default cannot be cured within the five Business Day period, it shall not be considered an Event of Default if Tenant commences timely to cure such default and thereafter proceeds diligently and continuously to effect such cure;

c. the making of any assignment by Tenant for the benefit of creditors;

d. the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition of reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the petition is dismissed within 60 days of the date filed);

e. the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets;

f. the attachment, execution or other judicial seizure of substantially all of Tenant’s assets; or

g. an assignment or subletting by Tenant in violation of Section 12 hereof.

23. Rights and Remedies. If an Event of Default by Tenant occurs,

a. Landlord may terminate this Lease or Tenant’s right of possession, by giving Tenant written notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

b. If this Lease and the Term and estate hereby granted shall terminate for an Event of Default as provided in Section 23(a) above, then

i. Landlord and Landlord’s agents may thereupon re-enter the Premises or any part thereof by summary proceedings or by any other applicable legal proceeding and may repossess the Premises and dispossess Tenant and any other persons therefrom and remove any and all of its or their property and effects from the Premises, and

ii. Landlord, at its option, may relet the whole or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant(s), for such term(s) ending before, on or after the date on which the Term is otherwise scheduled to expire (the “Expiration Date”), at such rental(s) and upon such other conditions, which may include concessions and free rent periods, as Landlord may reasonably determine to be necessary. Landlord, at Tenant’s sole cost and expense, may make such reasonable repairs, improvements, alterations, additions, decorations and other physical changes in and to the Premises as Landlord, in its reasonable discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

c. Should this Lease be terminated as provided in Section 23(a) above, or by or under any other proceeding, or if Landlord shall re-enter the Premises, Landlord shall be entitled to recover, and Tenant shall pay, in addition to any damages or amounts provided for elsewhere in this Section 23 or under any other provisions of this Lease, the then cost of:

i. restoring the Premises to the same condition as that in which Tenant has agreed to surrender them to Landlord as of the last day of the Term; and

ii. completing in accordance with this Lease any improvements to the Premises that have been actually commenced as of the date of the Event of Default, or for repairing any part thereof.

d. If an Event of Default by Tenant or any person claiming through or under Tenant should occur, Landlord shall be entitled to seek to enjoin such default and shall have the right to invoke any right allowed at law or in equity, by statute or otherwise, as if re-entry, summary proceedings or other specific remedies were not provided for in this Lease.

e. Should this Lease be terminated by Landlord as provided in Section 23(a),

i. Tenant shall pay to Landlord all Rent through the date upon which this Lease was terminated for Tenant’s Event of Default, and

ii. Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency between (A) the Rent that would have been payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term and (B) the net amount, if any, of rents (“Net Rent”) collected under any reletting effected pursuant to the provisions of this Section for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease or Landlord’s re-entry, including all repossession costs, brokerage commissions, legal expenses, alteration costs and other expenses of preparing the Premises for such reletting). Such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Base Rent. Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any prior or subsequent month by a similar proceeding or otherwise. A suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election.

f. Landlord shall be entitled to recover from Tenant, and Tenant shall pay Landlord, on demand, as liquidated damages and not as a penalty, a sum equal to the amount by which (A) the Base Rent and Additional Rent payable hereunder (reduced by any amounts collected by Landlord on account of monthly deficiencies as provided in Section 23(e)(ii) above) for the period ending on the Expiration Date and beginning on the latest of the date of termination of this Lease, the date of re-entry by Landlord or the date through which monthly deficiencies shall have been paid in full, exceeds (B) an amount equal to the then fair and reasonable rental value of the Premises for the same period, both amounts discounted to present value at the Interest Rate as defined below. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises or any part thereof shall have been relet by Landlord for the period which otherwise would have constituted all or any part of the unexpired portion of the Term, the amount of rent upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises (as the case may be) so relet during the term of such reletting. As used herein, “Interest Rate” shall mean an annual rate equal to the Prime Rate as set forth in The Wall Street Journal on the date of the default or, if The Wall Street Journal is not published that day, the first date of publication thereafter, plus 3%.

g. In no event shall Tenant be entitled (A) to receive any excess of any Net Rent under Section 23(e) over the sums payable by Tenant to Landlord hereunder or (B) in any suit for the collection of damages pursuant to this Section to a credit in respect of any Net Rent from a reletting except to the extent that such Net Rent is actually received by Landlord. Should the Premises or any part thereof be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and the cost of reletting.

h. If Landlord spends any money to cure such Event of Default by Tenant, then Landlord shall also be entitled to interest on such expenditure at the Interest Rate.

i. Nothing contained herein shall be construed as limiting or precluding the recovery by Landlord from Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant, provided that, except to the extent set forth above in this Section 23 or in connection with Tenant’s breach of Section 9 above or holdover pursuant to Section 24 below, each party waives any right to recover consequential, incidental, indirect, exemplary, punitive or other types of indirect damages from the other party for a breach of this Lease.

24. Holding Over. Should Tenant remain in possession of the Premises after the termination or expiration of this Lease, Tenant shall be a tenant from month-to-month of the Premises under all the terms and conditions of this Lease, except that Rent shall be at a rate equal to 150% of the then previously applicable Rent, prorated on a daily basis. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the termination date or prior expiration of the Term, and Landlord, upon said termination date or prior expiration of the Term, or at any time thereafter (and notwithstanding that Landlord may accept from Tenant one or more payments called for herein), shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Premises. The provisions of this Section 24 shall survive the expiration date or earlier termination of the Term.

25. Quiet Enjoyment. Subject to Section 19 hereof, Landlord covenants that if and for so long as Tenant pays the Rent and performs the covenants and conditions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, without interference by Landlord or anyone claiming by, through or under Landlord, or by anyone claiming superior title to Landlord.

26. Mutual Representation of Authority. Each of Landlord and Tenant represents and warrants to the other that it has full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and each party makes these representations knowing that the other party will rely thereon. Each party agrees that it will not raise or assert as a defense to any obligation under this Lease or make any claim that this Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements, including but not limited to requirements for corporate seals, attestations, witnesses, notarization, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

27. Real Estate Brokers. Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Lease. Each party covenants to pay, hold harmless, and indemnify the other from and against any and all costs, expenses, or liabilities for any compensation, commissions, and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof, based upon alleged dealings with the indemnifying party.

28. Business Hours – Holidays. As used in this Lease, “Business Hours” shall mean the hours of 6:00 a.m. through 6:00 p.m., Monday through Friday except Holidays, and “Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving, and Christmas, and “Business Day” means any day which is not a Saturday, Sunday or Holiday or other day on which national banks in Chicago, Illinois are authorized to be closed. Tenant shall have access to the Premises during Business Hours. After Business Hours, Tenant shall have access to the Premises, provided Tenant complies with Landlord’s security procedures. Landlord may establish and advise Tenant of any reasonable requirements for prior notification to Landlord for Tenant’s use of the Premises during non-Business Hours and may separately charge for utilities used by Tenant during non-Business Hours that would not have been used but for Tenant’s non-Business Hour use of the Premises.

29. Estoppel Certificate. Tenant agrees, upon not less than 15 days’ prior written request by Landlord, to deliver to Landlord a statement in writing signed by Tenant certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the modifications); (ii) the date upon which Tenant began paying Rent and the date(s)

to which the Rent has been paid; (iii) that, to the best of Tenant’s knowledge, Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof; (iv) that there has been no prepayment of Rent except as provided for in this Lease; and (v) such other information as may be reasonably requested by Landlord. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate.

30. No Recording. Landlord and Tenant agree not to record this Lease or any memorandum of this Lease.

31. Surrender; Restoration.

a. At the expiration or earlier termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant’s right to possession of the Premises, Tenant will surrender and deliver up the Premises to Landlord, in good condition and repair, reasonable wear and tear and loss by fire or other casualty excepted. Tenant will vacate the Premises and leave it in neat and clean condition and free of any Hazardous Substances brought onto the Property by Tenant or its affiliates, subsidiaries, contractors, subcontractors, employees, guests, or invitees after the Original Commencement Date. In addition to the provisions of Section 31(b) below, Landlord may require the removal and restoration of any improvements made by or for Tenant after the Original Commencement Date. Any such removal and restoration required by Landlord will be performed by Landlord or its contractors at Tenant’s cost and expense.

b. Tenant, at its sole cost and expense, shall remove any personal property, furniture, and trade fixtures which it owns or leases from third parties. Any furniture which is part of the Transferred FF&E which is affixed, attached to or “built-in” to the walls or floors of the Building shall not be removed without Landlord’s written consent. Tenant shall repair any damage caused by such removal or, at Landlord’s option, Tenant shall pay Landlord for the cost to repair or restore any such damage. Tenant shall verify the ownership of any such items before removing them from the Premises. Any personal property, furniture, and trade fixtures used by Tenant but which are owned by Landlord or leased by Landlord from third parties shall not be removed by Tenant. Tenant shall leave the Premises in a neat and clean condition.

32. Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by such other party of its obligations under or in connection with this Lease shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

33. Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of Illinois, without reference to the choice of laws or conflicts of law provisions thereof.

34. Notices. Any notice required or permitted to be provided by a party under this Lease will be made to the notice address of the receiving party set forth below or to an alternate notice address later designated by the receiving party in accordance with this Section 34. Notices will be effective upon actual receipt by the receiving party. An emailed notice will be effective against a receiving party only if the receiving party acknowledges receipt of the emailed notice in a return notice to the notifying party, and each party agrees to acknowledge receipt of an email notice in good faith promptly following receipt. A party may change its address for notice by giving notice to the other party pursuant to this Section 34.

Address for notice to Landlord:

Pactiv LLC

1900 West Field Court

Lake Forest, IL 60045

Attn: Chief Executive Officer

Email: jmcgrath@pactiv.com

For any notice concerning default or termination, with a copy to:

Pactiv LLC

1900 West Field Court

Lake Forest, IL 60045

Attn: General Counsel

Email: skarl@pactiv.com

Address for notices to Tenant:

Reynolds Consumer Products LLC

1900 W. Field Court

Lake Forest, IL 60045

Attention: Chief Executive Officer

Email: Lance.Mitchell@@ReynoldsBrands.com

For any notice concerning default or termination, with a copy to:

Reynolds Consumer Products LLC

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

Email: David.Watson@ReynoldsBrands.com

35. Captions. The captions appearing in this Lease and its Exhibits are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Lease or its Exhibits nor in any way affect this Lease or its Exhibits.

36. Dispute Resolution. Prior to commencing any action, suit or proceeding in connection with this Lease other than with respect to any failure by Tenant to pay Rent, the parties shall first in good faith consult among appropriate officers of Landlord and Tenant, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate senior executives of Landlord and Tenant. Within ten days after such request, the senior executives (and not their designees) shall meet and attempt in good faith to resolve the dispute. Thereafter, once 20 days have expired past the date upon which senior executives met, either party may file any action, suit or proceeding in connection with this Agreement. Notwithstanding the foregoing, in the event of any emergency situation requiring immediate action, Landlord or Tenant, as the case may be, may file an action, suit or proceeding immediately without first complying with the terms of this Section 36.

37. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

38. Signs. In the event Landlord, in its sole discretion, shall institute the use of a directory in the main lobby of the Building (but without any obligation to do so), Landlord shall place the Tenant’s name and location on the directory in the Building, and afford Tenant, without charge, the placing of the customary number of names in the Building directory. Tenant shall not be permitted to erect, install, affix or exhibit any other signage in the Building, the Premises or on the Property without the express written consent of Landlord, which consent may be withheld by Landlord in its sole discretion. Landlord approves Tenant’s signage existing at the Building as of the Commencement Date.

39. Entire Agreement. This Lease (which includes each of the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof, and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (a) shall expressly refer to this Lease and (b) shall be executed both Landlord and Tenant. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

40. Release. Tenant, on behalf of itself and its officers, directors, employees, agents, representatives, guests and invitees, and its and their respective heirs, legal representatives, successors and assigns, hereby remise, and release and forever discharge Landlord, its officers, directors, employees, affiliates, agents, representatives and independent contractors, and its and their respective heirs, legal representatives, successors and assigns, of and from any and all manner of actions, causes of actions, lawsuits, claims, demands and liability, in law or in equity, arising out of or relating to the use by Tenant and its officers, directors, employees, agents, representatives, guests and invitees of the computer equipment room, the fitness equipment and cafeteria in the Building (to the extent such fitness equipment and cafeteria are made available for use by Tenant hereunder), except to the extent caused by the gross negligence or willful misconduct of Landlord.

41. Confidentiality.

a. “Confidential Information” shall mean, with the exceptions set forth below, the existence and content of any information, whether in written, oral, electronic or other form, which a party directly or indirectly, acquires from the other party, through conversations, observations, documents or otherwise, including, without limitation, information concerning a party’s or its affiliates’ business activities, present or proposed operations, and present or future business plans and operations.

b. Any information acquired by a party from the other party shall be presumed to be Confidential Information unless expressly designated in writing as non-confidential at the time of disclosure. However, Confidential Information shall not include information if it can be documented to have been (a) in the public domain by publication or other means, other than as a result of the party’s breach of its obligations hereunder; (b) supplied to a party without a restriction by a third party lawfully in possession thereof who, to the best of such party’s knowledge, had no contractual or fiduciary obligation to the disclosing party or another in respect thereto; or (c) independently developed by a party having no access to Confidential Information of the disclosing party.

c. Each party shall safeguard all Confidential Information that it acquires from the other party with the highest degree of control and care reasonably practicable, but not less than that degree of care practiced by a party with respect to its own similar property under similar circumstances. A party shall not use or reproduce any Confidential Information except in connection with this Lease, nor disclose it to any third party except as approved or directed by the other party in writing. It will only disclose Confidential Information to those of its employees, officers, directors and agents who have a need to know such information and who have a legal obligation to keep it confidential to at least the same extent as the confidentiality requirements by which such party is bound hereunder.

d. In the event a party is required by law, regulation, or order of court or government authority to disclose any Confidential Information, it shall give the other party prompt written notice of such requirements so that such other party may seek an appropriate protective order or other relief and shall withhold disclosure until such party has had a reasonable opportunity to procure, and shall make reasonable efforts to assist the disclosing party in procuring, such protective order or other relief, unless the party has given written notice of its decision not to seek such relief. If despite such prompt notice and efforts the protective order or other relief is denied, disclosure is mandated before the order or other relief can be obtained, or the party does not seek such relief, a party may disclose such Confidential Information without liability hereunder; provided, however, that the receiving party shall use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information and provided further that such disclosure shall be limited to the specific information necessary to comply with such law, regulation or order. Nothing in this Section 41 will restrict a party from disclosing any Confidential Information as may be reasonably required in connection with any proceeding pursuant to Section 36 hereof or in connection with the sale by Landlord of its interest in the Property to a third party.

42. Amendment and Restatement. This Lease amends, restates and supersedes the Original Lease which, effective as of the Commencement Date, shall no longer be of any force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Lease Agreement as of the day and year first above written.

LANDLORD:

PACTIV LLC, a Delaware limited liability company

By:	/s/ John McGrath
Name: John McGrath
Title: Chief Executive Officer

TENANT:

REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company

By:	/s/ Lance Mitchell
Name: Lance Mitchell
Title: Chief Executive Officer

Exhibit “A”

Premises

See Attached

Exhibit “B”

Rules and Regulations

1.

The rules and regulations set forth in this Exhibit “B” shall be and hereby are made a part of the Lease to which they are attached. Whenever the terms “Landlord” or “Tenant” are used in these rules and regulations, they shall be deemed to include their respective employees, agents, contractors, and any other persons permitted by them to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in the Lease. Capitalized terms used in these Rules and Regulations which are not otherwise defined herein shall have the meaning ascribed to them in the Lease. Reference to other tenants includes, without limitation, the Landlord’s occupancy of the Building.

2.

Obstruction: The sidewalks, entries, passages, corridors, halls, lobbies, stairways, elevators and other common access facilities of the Property shall be controlled by Landlord and shall not be obstructed by Tenant or used for any purposes other than ingress or egress to and from the Premises. Tenant shall not place any item in any of the common areas of the Property, whether or not any such item constitutes an obstruction, without the prior written consent of the Landlord. Landlord shall have the right to remove any obstruction or any such item without notice to Tenant and at the expense of Tenant. Landlord shall have access to all mechanical and electrical equipment at all times. Any furnishings that impede access for regular or emergency maintenance or repair of this equipment are not allowed and any costs to move such equipment shall be charged to and paid by Tenant.

3.

Deliveries: Tenant shall insure that all deliveries to the Premises (including, without limitation, deliveries of mail, office supplies, beverages and soft drinks, catered meals and all other deliveries of bulk items) shall be made only upon the elevators designated by Landlord for deliveries and only during the Business Hours of the Building. Only hand carts with rubber tires and side guards shall be used in the Building. If any person making deliveries to Tenant damages the elevator or any other part of the Building or Property, Tenant shall pay to Landlord upon demand the amount required to repair such damage and restore the area to its previous condition.

4.

Moving: Furniture and equipment shall be moved in or out of the Building only upon the elevators designated by Landlord for deliveries and then only during such hours and in such manner as may be prescribed by Landlord. Tenant shall schedule any such deliveries or moving in advance with Landlord. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant and Tenant shall cause such movers to use only the loading facilities and elevators designated by Landlord. If Tenant’s movers damage the elevators or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage and restore the area to its previous condition.

5.

Heavy Articles: No safe or article the weight of which may, in the reasonable opinion of Landlord, constitute a hazard or may cause damage to the Building or its equipment, shall be moved into the Premises. Safes and other heavy equipment, the weight of which (in the reasonable opinion of Landlord) will not constitute a hazard or cause damage to the Building or its equipment shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord and Landlord shall have the right to designate the location of such articles in the Premises. Tenant shall not exceed the floor load for the Premises and shall obtain the floor load from the Landlord prior to moving or placing any heavy items.

6.

Nuisance: Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which would in any way constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants or occupants of the Building, or in any way injure them, or conflict with the laws relating to fire, or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof, or violate any of the rules or ordinances of any governmental authority having jurisdiction over the Building (including, by way of illustration and not limitation, using the Premises for sleeping, lodging or cooking).

7.

Building Security: Landlord may restrict access to and from the Premises and the Building outside of the Business Hours of the Building at any time for reasons of building security. Tenant shall not allow its visitors to wait or loiter in the corridors or common areas. All visitors must be escorted by an employee of the Tenant at all times. Landlord may require identification of persons entering and leaving the Building and, for this purpose, may issue Building passes to tenants of the Building. Landlord shall not be liable to any person (including, without limitation, Tenant) for excluding any person from the Building or for admission of any person to the Building at any time, or for damage, loss or theft resulting therefrom. Landlord reserves the right to expel or exclude from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building. All doors which are normally locked in and around the Building shall be left locked by Tenant when the Premises are not in use. Corridor doors with a lockset shall not be left open at any time. Before leaving the Premises unattended, Tenant shall close and lock all doors and turn off the lights where applicable.

8.

Pass Key: The janitor of the Building may at all times have available a pass key to the Premises, and the janitor and other agents of Landlord shall at all times be allowed admittance to the Premises. Unless explicitly permitted by the Lease, Tenant shall not employ any person other than Landlord’s contractors and employees for the purpose of cleaning and taking care of the Premises. Landlord shall not be responsible for any loss, theft, disappearance of or damage to, any property, however occurring, except to the extent caused by Landlord’s gross negligence or willful misconduct.

9.

Locks and Keys for Premises: No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless the written consent of Landlord shall first have been obtained. A reasonable number of keys to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord, and Tenant shall not have any duplicate keys made. Landlord may also furnish to Tenant, at

Tenant’s expense, a reasonable number of card keys or building passes permitting access and egress to and from the Building and elevators within the Building. The distribution and use of such card keys and passes by Tenant and its employees shall be subject at all times to such additional rules as Landlord may promulgate from time to time. At the termination of this Lease, Tenant shall promptly return to Landlord all keys, card keys and building passes to the Building, offices, toilet rooms, and parking facilities. Tenant shall promptly report to Landlord the loss or theft of any key, card key or building pass. Requests for additional keys, access cards, or building passes shall be honored by the Landlord and shall be charged to the Tenant.

10.

Signs: Signs on Tenant’s entrance door may be provided for Tenant by Landlord at Tenant’s expense. No advertisement, sign or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the interior doors as permitted by Landlord, which advertisement, signs or other notices shall be of Building standard order, size and style, and at such places as shall be designated by Landlord. In addition, Landlord may but shall not be obligated to provide in the lobby of the Building, at Landlord’s expense, a building directory which shall include Tenant’s name.

11.

Use of Water Fixtures: Water closets and other water fixtures shall not be used for any purpose other than for which the same are intended and no obstructing or improper substance shall be thrown, deposited or disposed of therein. Any damage resulting to the same from misuse on the part of Tenant shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

12.

No Animals, Excessive Noise: No birds, fish, or other animals (other than disability assistance animals) shall be allowed in the Building. No person shall disturb the tenants of this or adjoining buildings or space by the use of any radio, musical instrument or singing, or by the making of loud or improper noises.

13.	Bicycles: Bicycles or other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas, if any, designated by Landlord as bicycle parking.

14.

Trash: Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building. Tenant will separate recyclable materials from other trash in accordance with Landlord’s instructions. Tenant shall adhere to the Building recycling program. No materials or items shall be placed in the recycling centers unless authorized and instructed by the Landlord.

15.

Windows and Entrance Doors: Window shades, blinds or curtains of a uniform Building standard color and pattern only shall be used for the exterior glass of the Building to give uniform color exposure through exterior windows. No awnings, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord, including approval by Landlord of the quality, type, design, color and manner of attachment. Tenant entrance doors shall be kept closed at all times in accordance with the fire code.

16.

Hazardous Operations and Items: Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business in the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s absolute discretion. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. No flammable, combustible or toxic fluid or substance and no explosives, firearms, or other articles deemed extra hazardous shall be brought into the Building. Tenant shall not cause or permit any gas, liquids or odors to be produced upon or emanate from the Premises.

17.

Hours for Repairs, Maintenance and Alterations: Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the Business Hours of the Building unless Landlord shall have first consented in writing to such work being done outside of such times. If Tenant desires to have such work done by Landlord’s employees on Saturdays, Sundays, Holidays or weekdays outside of Business Hours, Tenant shall pay the extra cost of such labor.

18.

No Defacing of Premises: Except as permitted by Landlord, Tenant shall not mark upon, cut, drill into, drive nails or screws into, or in any way deface the doors, walls, ceilings, or floors of the Premises or of the Building, nor shall any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord or its agents, and any defacement, damage or injury caused by Tenant shall be paid for by Tenant.

19.

Limit on Equipment: Tenant shall not, without Landlord’s prior written consent, which consent shall not unreasonably be withheld, install or operate any new (i.e., after the Commencement Date) computer, duplicating or other large business machines or equipment, using more than 110 volts, 15 continuous load amps upon the Premises. If Tenant requires any interior wiring such as for a business machine, intercom, printing equipment or copying equipment, such wiring shall be done only by Landlord’s electrician for the Building and at Tenant’s expense. No electrical wiring shall be performed by any person unless previously approved in writing by Landlord or its representatives. Any degradation to the level of electric power quality, (i.e., harmonics, noise, spikes), in the Building, caused by Tenant equipment, or any Tenant equipment affected by the level of power quality in the Building shall be remediated by the Tenant. Any use of power strips shall comply with all code regulations with respect to length and type of service. If telegraphic or telephonic service is desired, the wiring for same shall be done as directed by the electrician of the Building or by some other employee of Landlord who may be instructed by the manager of the Building to supervise same, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated.

20.

Solicitation, Food and Beverages: Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food, alcoholic beverages, services or merchandise in the Premises, nor install or permit the installation or use of any machine or equipment for dispensing goods or foods or beverages in the Building, nor permit machine or equipment for dispensing goods or foods or beverages in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises without the approval of Landlord and in compliance with arrangements prescribed by Landlord. Only persons approved in writing by Landlord shall be permitted to serve, distribute, or deliver food and beverages within the Building, or to use the elevators or public areas of the Building for that purpose.

21.

Balconies and Roof: Landlord shall have access to all balconies and the roof during all hours even when such access requires Landlord to pass through the Premises or window openings. Tenant shall not use or occupy the balconies or the roof or any part thereof for any purpose whatsoever.

22.

Smoke Free Building: If the Building is a smoke free building the Tenant shall not permit any of its employees, agents contractors, subcontractors, invitees, guests, or visitors to smoke in the Premises or the Building.

23.	Emergency Plans: Tenant shall support and assist the Landlord in the development and maintenance of emergency action plans, including assigning floor wardens and participating in fire drills.

24.

Loading Docks: Tenant shall have the non-exclusive right to use the loading dock and related facilities for deliveries and moving upon prior coordination with, and approval of, Landlord which approval shall not be unreasonably withheld or delayed.